Exhibit 99.1

News Release

Wabtec Signs Definitive Agreement To Acquire Majority Ownership Of Faiveley Transport

WILMERDING, PA, October 6, 2015 – Wabtec Corporation (NYSE: WAB) has signed a definitive share purchase agreement to acquire from members of the Faiveley family approximately 51% of Faiveley Transport S.A. (Euronext Paris: LEY), a leading global provider of value-added, integrated systems and services for the railway industry with annual sales of about $1.2 billion. On July 27, Wabtec announced that it had made an irrevocable offer to acquire these shares. Faiveley Transport has now completed required labor group consultations and the majority shareholders have accepted the Wabtec purchase offer.

Wabtec has also entered into a definitive tender offer agreement with Faiveley Transport and a definitive shareholders agreement with the majority shareholders of Faiveley Transport. Closing of the transactions is subject to various customary conditions, including completion of remaining regulatory requirements.

Under the share purchase agreement, Wabtec plans to purchase the shares for €100 per share, payable 25% in cash and 75% in Wabtec preferred stock, mandatorily convertible after three years into a total of approximately 6.5 million Wabtec common shares. Upon completing the share purchase, Wabtec will commence a tender offer for the remaining publicly traded Faiveley Transport shares. The public shareholders will have the option to elect to receive €100 per share in cash or Wabtec preferred stock. As is the case in the purchase of the Faiveley family block, no more than 75% of the consideration payable to the public shareholders can be in Wabtec preferred stock. The total purchase price is about $1.8 billion, including assumed debt. Wabtec plans to fund the cash portion of the transaction with cash on hand, existing credit facilities and potentially other debt financing.

The strategic combination of Wabtec and Faiveley Transport will create one of the world’s largest public rail equipment companies, with revenues of about $4.5 billion and a presence in all key freight rail and passenger transit geographies worldwide.

Wabtec Corporation, with more than 13,000 employees in more than 20 countries and annual sales of about $3.3 billion, is a global provider of value-added, technology-based products and services for freight rail, passenger transit and other industrial segments. The company manufactures a range of products for locomotives, freight cars and passenger transit vehicles, new switcher and commuter locomotives and provides aftermarket services.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

News Release

Faiveley Transport is a global supplier of high added value integrated systems for the railway industry. With more than 5,700 employees in 24 countries, Faiveley Transport generated sales of €1,048.4 million for the 2014/15 financial year. The Group supplies manufacturers, operators and railway maintenance bodies worldwide with the most comprehensive range of systems in the market: Energy & Comfort (air conditioning, power collectors and passenger information systems), Access & Mobility (passenger access systems and platform doors), Brakes & Safety (braking systems and couplers) and Services.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements and certain information contained in the release involve risks and uncertainties that could result in actual results differing materially from expected results, including Wabtec’s proposed acquisition of Faiveley Transport, which is subject to regulatory and other conditions, the timing of the transaction and benefits expected to be derived therefrom. Forward-looking statements represent Wabtec’s expectations and beliefs concerning future events, based on information available to Wabtec as of the date of this release. Wabtec undertakes no obligation to publicly update and revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release. Additional information regarding these and other factors is contained in Wabtec’s SEC filings, including without limitation Wabtec’s Form 10-K and Form 10-Q filings.

Certain Legal Matters

This communication is not intended to, and does not, constitute, represent or form part of any offer, invitation or solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities whether pursuant to this press release or otherwise. The distribution of this communication in jurisdictions outside the U.S. or France may be restricted by law or regulation and therefore any person who comes into possession of this communication should inform themselves about, and comply with, such restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws or regulations of any such relevant jurisdiction.

Faiveley Transport is incorporated in France and listed on Euronext Paris and any offer for its securities will be subject to French disclosure and procedural requirements, which differ from those that are applicable to offers conducted solely in the U.S., including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments. The transactions described above will be structured to comply with French and U.S. securities laws and regulations applicable to transactions of this type.

In connection with the proposed transaction, Wabtec intends (if required by law) to file a registration statement with the SEC registering preferred shares. Faiveley Transport shareholders are urged to read the prospectus and/or information statement that will be included in the registration statements and any other relevant documents when they become available, and Wabtec shareholders are urged to read the information statement and any other relevant documents when they become available, because they will contain important information about Wabtec, Faiveley Transport and the proposed transaction. The documents relating to the proposed transaction (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov. The documents (when they are available) can also be obtained free of charge from Wabtec upon written request to Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148 or by calling 412-825-1543. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148